Exhibit 99.1

IMG ACQUIRES THE MUTUA MADRID OPEN

IMG also adds Acciona Open de España to its portfolio

LONDON (6 December 2021) – IMG, an Endeavor company and global leader in sports, events, media and fashion, today announced it has entered into a definitive agreement with Super Slam Ltd and its affiliates to acquire the Mutua Madrid Open tennis tournament and the Acciona Open de España golf tournament. The transaction is expected to close in the first quarter of 2022, subject to ATP / WTA and regulatory approvals.

One of nine ATP Masters 1000 and four WTA 1000 Mandatory events, the Mutua Madrid Open will join IMG’s roster of leading tennis tournaments, including the Miami Open and several other ATP and WTA events.

“The Mutua Madrid Open will be a strong addition to our global events portfolio and tennis business, which will now boast two of the three mandatory combined events on both tours,” said Sam Zussman, Co-President of Media and Events, IMG. “We’re looking forward to leveraging Endeavor’s broader network to further enhance the fan experience and add value across production, media, brand partnerships, retail, and hospitality, just as we’ve done with the Miami Open.”

Through the acquisition, Madrid Trophy Promotion SLU (MTP), the Spanish entity that operates the tournament, will become part of IMG, with MTP’s CEO and tournament director Gerard Tsobanian becoming Senior Vice President, Tennis Events, IMG. Tsobanian and his team will continue to oversee the day-to-day running of the Mutua Madrid Open as part of IMG’s global tennis events division led by Gavin Forbes.

The 20th anniversary edition of the tournament will take place next year from 26 April – 8 May at Caja Mágica in Madrid, Spain. The Mutua Madrid Open is one of two key clay court events leading up to Roland Garros and boasts an illustrious list of winners that includes Roger Federer, Serena Williams, Rafael Nadal, Petra Kvitova and Novak Djokovic.

MTP also runs the European Tour’s Acciona Open de España golf tournament, which IMG’s golf events division will support. Founded in 1912, The Acciona Open de España (formerly the Spanish Open) is rich in history and typically takes place in October at the Club de Campo Villa de Madrid where it is broadcast to more than 120 countries.

Since Endeavor’s acquisition of IMG in 2014, the company has developed the Miami Open into a world-class showcase featuring the best of tennis, culinary, art and entertainment. In 2019, IMG moved the tournament to Hard Rock Stadium, home to the Miami Dolphins and a global entertainment destination, where it annually welcomes more than 350,000 fans and has one of the largest broadcast audiences outside of the Grand Slams and Tour finals.

IMG owns, produces and commercially represents hundreds of events spanning sports, entertainment, culture and fashion, including Professional Bull Riders (PBR), WGC-HSBC Champions, Frieze art fairs, New York Fashion Week: The Shows, Hyde Park Winter Wonderland, Miss Universe and Taste Festivals.

Latham & Watkins LLP acted as legal advisor to IMG.

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About IMG

IMG is a global leader in sports, fashion, events and media. The company manages some of the world’s greatest athletes and fashion icons; owns and operates hundreds of live events annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in licensing, sports training and league development. IMG is a subsidiary of Endeavor (NYSE: EDR), a global sports and entertainment company.

About the Mutua Madrid Open

The Mutua Madrid Open is an ATP Masters 1000 and WTA 1000 Mandatory event which will celebrate in 2022 its 20th edition in Madrid, Spain. What started as an ATP 1000 indoor event has grown over the years to become a Combined Women Premier Mandatory Men Masters 1000 tennis event alongside only two other events on the ATP and WTA Tours that count more than 100 events around the world annually. The clay court event has become a must for all tennis fans around the world during the early spring months. Recognized today as one of the major sport events in Spain, the Mutua Madrid Open is broadcast in over 180 countries every year.

About the Acciona Open de España

The Acciona Open de España is Europe’s third oldest golf tournament, after the Open Championship and the Open de France. Over the years, it has seen prestigious winners include Severiano Ballesteros, Nick Faldo, Bernhard Langer and more recently, Jon Rahm. Since 2019, the event has taken place at the Club de Campo Villa de Madrid, very close to the heart of the Spanish capital. The 2021 event was the first on the European Tour to stage a sustainable, carbon neutral event. The Acciona Open de España is broadcast in more than 120 countries.

Media Contact

Jo Robertson

Joanna.robertson@img.com